Exhibit 99.2

     COST SAVINGS
     ______________________________________________________________________
                                                  EXPECTED RANGE OF SAVINGS

     Compensation                                      $4.5 to $6.0 Million

     Occupancy & Equipment                             $0.9 to $1.5 Million

     Other Operating Expense                           $2.6 to $3.5 Million

          TOTAL SAVINGS                                $8.0 to $11.0 Million

     % of North Side Savings
     Bank Non-Interest Expense                              30% to 45%



     ACCRETIVE TO NFB EARNINGS
     ______________________________________________________________________

     (in thousands except earnings     AFTER TAX        OUTSTANDING
      per share amounts)               EARNINGS            SHARES       EPS

     North Fork Bancorp                $ 72,100           24,314       $2.96*

     North Side Savings Bank           $ 20,100             ----        ---

     Pro Forma Combined                $ 92,200           32,358       $2.85

     Estimated Cost Savings            $  5,900

     Pro Forma Combined with
      Cost Savings                     $ 98,100           32,358       $3.03

     Estimated Revenue Enhancements

     Increase in Non-Interest Income   $  1,730                        $0.05

     Demand Deposit Generation         $  1,270                        $0.04

     Additional Margin for
      Loan Growth (average of
      $300 million)                    $  3,600                        $0.12

     Pro Forma with Revenue Growth     $104,700           32,358       $3.24

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     *    Wall Street Estimates for 1997.



     PROJECTED BALANCE SHEET AT CLOSING
     ______________________________________________________________________
                                 NORTH FORK       NORTH SIDE         PRO FORMA
     ($ in Millions)              BANCORP        SAVINGS BANK         COMBINED

     Assets                      $  4,200         $  1,600            $  5,800

     Securities/Fed Funds        $  1,640         $  1,010            $  2,650

     Loans, net                  $  2,210         $    560            $  2,770

     Deposits                    $  3,500         $  1,250            $  4,750

     Capital                     $    327         $    131            $    461*

     Intangibles                 $     79              ---            $     79

     Leverage Ratio                 6.04%            8.14%               6.68%

     Stated Book Value           $  13.61              ---            $  14.52

     Tangible Book Value         $  10.31              ---            $  12.03


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     *   Inclusive of restructuring charge of $10 million, net of tax, and reissuance of 600 thousand treasury shares.